Exhibit 15.1

Patrizio & Zhao, LLC
Certified Public Accountants and Consultants	322 Route 46 West
Parsippany, NJ 07054
Tel: (973) 882-8810
Fax: (973) 882-0788
www.pzcpa.com

October 29, 2008

U.S. Securities and Exchange Commission
Division of Corporate Finance
100 F. Street, N.E.
Washington, D.C. 20549

To Whom It May Concern:

We are aware that JPAK Group, Inc. has included our report dated May 8, 2008, (Except for Note 1, 3, 15 and 16, as to which the date is October 29, 2008), in its 10Q/A for the quarter ended March 31, 2008. We are also aware of our responsibilities under the Securities Act of 1933.

Yours truly,

/s/ Patrizio & Zhao, LLC

PATRIZIO & ZHAO, LLC
Certified Public Accountants and Consultants

Parsippany, New Jersey